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                                                                    EXHIBIT 99.1



                        STOCK OPTION ASSUMPTION AGREEMENT


         STOCK OPTION ASSUMPTION AGREEMENT (this "Agreement") dated as of the ___ day of __________, 1998 by Data Dimensions, Inc., a Delaware corporation ("DDI") and the undersigned individual ("Optionee").

         WHEREAS, Optionee holds one or more outstanding options to purchase shares of the common stock of ST Labs, Inc., a Washington corporation ("STL"), which were granted to Optionee under either the STL 1995 Stock Option Plan or the STL 1997 Stock Option Plan (together, the "Plans"), and each of which is evidenced by a Stock Option Agreement (the "Option Agreement") between STL and Optionee;

         WHEREAS, pursuant to the Agreement and Plan of Reorganization dated as of July 28, 1998 by and among DDI, STL, DS Acquisition Corporation and certain shareholders of STL (the "Reorganization Agreement"), STL will be acquired by DDI through a merger of a wholly-owned DDI subsidiary ("DS Acquisition Corporation") with and into STL (the "Merger");

         WHEREAS, the provisions of the Reorganization Agreement require DDI to assume all obligations of STL under all options outstanding under the Plans upon the consummation of the Merger (the "Effective Time") and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option;

         WHEREAS, pursuant to the provisions of the Reorganization Agreement, all outstanding shares of STL Common Stock will be converted into shares of the Common Stock, par value $0.001, of DDI ("DDI Stock") in accordance with an exchange ratio (the "Exchange Ratio") determined as set forth in Exhibit A attached hereto;

         WHEREAS, this Agreement is effective immediately upon the Effective Time in order to reflect certain adjustments to Optionee's outstanding options under the Plans which have become necessary by reason of the assumption of those options by DDI in connection with the Merger.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. The stock options held by Optionee under the Plans immediately prior to the Effective Time (the "STL Options") and the exercise price payable per share are set forth in Exhibit B hereto. DDI hereby assumes, as of the Effective Time, all the duties and obligations of STL under each of the STL Options. In connection with such assumption, the number of shares of DDI Stock issuable under each STL Option hereby assumed and the exercise price payable thereunder shall be adjusted to reflect the Exchange Ratio. After completion of the Merger, DDI will notify Optionee of the exact number of shares of DDI Stock subject to each STL Option hereby assumed, and the adjusted exercise price payable per share of DDI Stock under such assumed STL Option.



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         2. The intent of the foregoing adjustments to each assumed STL Option is to assure that the spread between the aggregate fair market value of the shares of DDI Stock issuable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, equal the spread that existed, immediately prior to the Merger, between the then aggregate fair market value of the STL common stock ("STL Stock") subject to the STL Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the STL Option immediately prior to the Merger.

         3. The following provisions shall govern each STL Option hereby assumed by DDI:

            (a) Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plans (as incorporated into such Option Agreement) shall mean DDI, all references to "Common Stock" shall mean shares of DDI Stock, and all references to the "Board of Directors" or the "Committee" shall mean the Board of Directors of DDI or the Compensation Committee of such Board.

            (b) The grant date and the expiration date of each assumed STL Option and all other provisions which govern either the exercisability or the termination of the assumed STL Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase DDI Stock.

            (c) The minimum exercise requirement, if any, under each assumed STL Option shall be adjusted in accordance with the Exchange Ratio. However, such requirement shall not be applicable to the extent the assumed STL Option is exercised for the total number of shares of DDI Stock at the time issuable thereunder.

            (d) In accordance with the provisions of the Plans, at the Effective Time, each assumed STL Option granted thereunder shall become fully exercisable without regard to the vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time.

            (e) For purposes of applying any and all provisions of the Option Agreement relating to Optionee's continuous status as an employee, director or consultant with the Company, Optionee shall be deemed to continue in such status for so long as Optionee renders services as an employee, director or consultant to DDI or any present or future DDI subsidiary, including (without limitation) STL. Accordingly, the provisions of the Option Agreement governing Optionee's status as an employee, director or consultant with STL shall hereafter be applied on the basis of Optionee's status with DDI and its subsidiaries.

            (f) The adjusted exercise price payable for the DDI Stock subject to each assumed STL Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.



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            (g) In order to exercise each assumed STL Option, Optionee must deliver to DDI a written notice of exercise in which the number of shares of DDI Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of DDI Stock and should be delivered to DDI at the following address:

                        Data Dimensions, Inc.
                        411 - 108th Avenue N.E., Suite 2100
                        Bellevue, Washington 98004
                        Attn: Human Resources Department


         4. Optionee hereby agrees that Optionee will not transfer or otherwise reduce such Optionee's risks relative to the shares of DDI Common Stock acquired upon exercise of the STL Options until such time as DDI notifies the Optionee that the requirements of Accounting Series Release Numbers ("ASR") 130 and 135, as amended, promulgated by the Securities and Exchange Commission (the "SEC"), have been met. Optionee understands that ASR 130 and 135 relate to the publication of financial results of post-closing combined operations of DDI and STL. DDI agrees that it will publish such results on or before the date that the SEC requires DDI to file a quarterly or annual report with respect to the first three month fiscal quarter after the Effective Time which includes thirty (30) days of post-closing operating results, the period of post-closing operations required by ASR 130 and 135.

         5. Except to the extent specifically modified by this Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Agreement. Optionee understands that all rights and liabilities with respect to each of his or her STL Options hereby assumed by DDI are as set forth in the Option Agreement, the Plans and this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

DATA DIMENSIONS, INC.                        OPTIONEE


By:                                          By
   ---------------------------------           ---------------------------------
                                               (SIGNATURE OF OPTIONEE)

   ---------------------------------           ---------------------------------
   (PRINT NAME)                                (PRINT NAME)

   ---------------------------------
   (TITLE)



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                                    EXHIBIT A

                          Calculation of Exchange Ratio


         The Exchange Ratio is equal to the quotient obtained by dividing (i) the amount obtained by dividing (a) $9,675,000 by (b) the Parent Average Closing Price, by (ii) the number of Fully Diluted Company Shares at the Effective Time.

         The "Parent Average Closing Price" is the average of the closing prices of DDI Common Stock as reported in the Wall Street Journal beginning on and including July 28, 1998 and ending on and including the date that is two (2) trading days prior to the Closing Date; provided that (i) if such average is less than $14.00, the "Parent Average Closing Price" shall be $14.00, and (ii) if such average is more than $16.00, the "Parent Average Closing Price" shall be $16.00. "Fully Diluted Company Shares" shall mean the sum of (i) the number of shares of STL Common Stock outstanding as of the Effective Time plus (ii) the number of shares of STL Common Stock subject to issuance pursuant to stock options outstanding under STL Stock Option Plans, plus (iii) 58,690 shares of STL Common Stock to be converted into shares of DDI Common Stock at the Exchange Ratio in exchange for a warrant held by U.S. Bancorp.



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                                    EXHIBIT B


              Optionee's Outstanding Options to Purchase Shares of
                                  ST Labs, Inc.
                            Common Stock (Pre-merger)


          Number of Option Shares                     Exercise Price
          -----------------------                     --------------


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